Exhibit 5.1

STEPP LAW GROUP
A PROFESSIONAL CORPORATION
32 EXECUTIVE PARK, SUITE 105
IRVINE, CALIFORNIA 92614
TELEPHONE: 949.660.9700

July 27, 2006

Pure Play Media Holdings, Inc.
19800 Nordhoff Place
Chatsworth, California 91311

Attention:       Richard Arnold

Re:      Registration Statement on Form SB-2

Dear Mr. Arnold:

As special counsel to Pure Play Media Holdings, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding (i) 3,211,658 shares of the Company’s common stock which have been issued by the Company (the “Issued Shares”) and (ii) 1,449,690 shares of the Company’s common stock which will be issued by the Company on the exercise of certain warrants specified more particularly in the Registration Statement (defined later in this letter) (the “Warrant Shares”).  For convenience, the Issued Shares and Warrant Shares may be referred to, collectively, in this letter as the “Shares”.

We have been informed that the Shares will be registered for sale or transfer by the provisions of that certain Registration Statement on Form SB-2, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission") on or about July 27, 2006, pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of the Shares (the “Registration Statement”).  Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

It is our opinion that the (i) Issued Shares have been duly and validly authorized for issuance and are validly issued, fully paid, and non-assessable; and (ii) Warrant Shares, when issued, on the terms and subject to the conditions specified in the applicable warrants, will be duly and validly authorized for issuance and validly issued, fully paid, and non-assessable.

Pure Play Media Holdings, Inc.
Richard Arnold
July 27, 2006

The opinion specified in this letter is based solely on Nevada law.  We express no opinion as to compliance with the laws of any other jurisdiction and the effect, if any, which any such non-compliance might have. Nothing in this letter is intended of shall be construed as an opinion concerning any matters not specified in this letter.

We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this opinion letter.  The opinion specified in this letter is expressly limited to the matter specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

We consent to (i) the use of this letter as an exhibit to the Registration Statement, (ii) the discussion of this legal opinion in the prospectus portion of the Registration Statement, and (iii) the use of our name in the Registration Statement.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares, or any of them, may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP,
a professional corporation

       /s/ Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.
TES/azo